Exhibit 99.1
State of the Fund
January 2009
     Dear Investors:
     For most people, the past one hundred days have produced more than enough economic upheaval to last a lifetime. As we start 2009, nearly all financial institutions and investors are still gripped by overwhelming fear and uncertainty. Panicked, urgent, and mindless selling dominated the final quarter of 2008, and we believe this behavior is likely to continue deep into the new year.
     We at IMH chose not to engage in such behavior when we elected in October to suspend accepting new member capital and funding new loans. Our focus has always been on return of capital. Nearly four months later, we are staying the course. In this volatile environment, we remain measured, patient, and strategic managers of your investment dollars.
     The confusion and fear that have plagued the financial markets over the past several months have been compounded by the heightened lack of trust and confidence following the recent headlines of shocking fraud and mismanagement of investor monies — in at least one case on a massive scale. Given these deplorable circumstances, we at IMH believe that it is important to underscore — clearly, directly, and emphatically — that each loan underwritten by the IMH Secured Loan Fund, LLC (the “Fund”) is collateralized by a first-lien position on real estate and enhanced by a full personal guaranty.
     For each of the first three quarters of 2008, under standards set forth by the Securities and Exchange Commission (“SEC”), IMH management has filed unaudited quarterly reports on Form 10Q. Moreover, we expect to file the Fund’s annual report on Form 10-K, including the full-year audited financial statements, with the SEC by the March 31, 2009 deadline.
I. IMH’s Continuing Commitment — The State of the Portfolio
     In the midst of many market variables and uncertainties, what remains unwavering is IMH’s commitment — in principle and practice — to its rigorous standards of evaluation, planning, and execution.
     As we review the Fund’s third quarter financial summary, we continue to believe the portfolio is secured by quality real estate. This is not to suggest, however, that the Fund is immune to the infectious distress of the market. The real estate sector has not yet stabilized, nor has lender credit availability returned to the marketplace. Asset values have dropped significantly in several areas where we hold real estate or collateral on loans. Yet, we believe that, because the Fund has no leverage and is therefore not subject to margin calls, the Fund can weather the still chaotic condition of U.S. and overseas markets as well as avoid the stunning losses incurred by so many investors worldwide.
4900 North Scottsdale Road, Suite 5000, Scottsdale, Arizona 85251 T. 480 840-8400 F. 480 840-8401 imhre.com License #MB-0901735

State of the Fund
January 2009

     As noted above, at September 30, 2008, 61% of our total member investment resided in 46 performing loans. Cash and equivalents totaled 8%, while 17% was invested in loans in default or in non-accrual status at quarter’s end. Of the remaining 14%, 12% was invested in real estate acquired through foreclosure or direct purchase and the balance in various other assets. The source of borrower interest payments with respect to the 46 performing loans was as follows: 20 borrowers remitted amounts owed from their operating funds; 11 by draws from pre-funded cash in Fund-controlled, FDIC-insured bank accounts; and 15 from contractual, remaining interest reserves built into their respective notes.
II. The Discipline of Success: IMH’s Strategic Investment Process
     IMH’s strategic investment process of thorough evaluation, careful administration, and diligent collection of the portfolio has not changed since the inception of the Fund — and this has been especially true during the turbulent market of the past several months. While the Fund is not currently originating new loans, we continually evaluate the financial condition of borrowers as well as the real estate that secures our loans. Moreover, we constantly assess the cost-reward of pursuing judgments, foreclosures, and possible borrower bankruptcies — as well as the merits of either restructuring loans or allowing for potential joint ventures, for changing land use to maximize value, or for becoming a strategic seller after foreclosure.
     This market has created an extremely difficult operating environment for many builders and developers across the country. As a result of the financial desperation that can ensue, it is unfortunate but not surprising that litigious behavior has become more commonplace. We at IMH view borrower lawsuits — whether actual or threatened — as delay or intimidation tactics to dissuade us from foreclosing. In our experience, such suits seek to forestall the inevitable. In fact, the only two borrower lawsuits filed against the Fund since its inception were either dismissed by the court or withdrawn by the borrower because they were without merit.

State of the Fund
January 2009

III. Pending Transactions: Reasons for Cautious Optimism
     We are pleased to report that we are seeing some initial signs of encouraging activity in the marketplace nationwide, and are experiencing corresponding activity in the Fund’s portfolio. Either would have been unimaginable one hundred days ago.
     We have several parties interested in acquiring real estate upon which we have foreclosed and now own, as well as property that serves as collateral for performing and non-performing loans. We believe that the location of this real estate, our loan basis, and most importantly our ability to provide financing to interested parties have together created this window of opportunity for the Fund. We require at least a 20% reduction in our current investment when providing seller financing and, of course, apply our strict underwriting criteria to prospective buyers. Three of the properties are now in escrow; however there is no certainty that these transactions will close.
IV. Looking Ahead: The Next Six Months
     We will continue to do what we have always done — to evaluate strategically the portfolio and determine when, and under what terms, we will sell real estate or take actions with respect to non-performing loans — with the objectives of maximizing first the recovery of principal and then ideally realizing a gain. This strategy will enable us to best preserve and protect the Fund’s principal.
     As a result of current and future economic uncertainties, we expect to see continued fluctuations in the number of loans in default. We include this information in the quarterly and annual financial reports we file with the Securities and Exchange Commission, which are available to the public.
     Although we have made steady distributions to you for the past three months, we expect changes in the level of these payments as we move forward. While we understand you would like us to provide you with specific guidance as to the amount of these payments, we do not have sufficient knowledge of emerging events to do so with any level of certainty. The extent of our distributions will depend on several factors, including: 1) the ability of our borrowers to fund interest payments; 2) the ability of our borrowers to find replacement financing to pay off our existing loans; and 3) our ability to generate proceeds from the sale of real estate we own. Additionally, there will likely be times when existing loan commitments and operating cash needs of the Fund will take precedence over distributions. Conversely, there will likely be liquidity events that occur from time to time within the portfolio that may warrant higher distributions to Fund members. Although future distribution amounts will vary, based on month-to-month cash analyses, be assured that we will continue to strive to make meaningful disbursements to you.
     Although no formal decisions have been made, we do not expect the Fund to make new loans for the foreseeable future, other than for selling or refinancing existing assets. As we generate additional liquidity in the portfolio, we will also be able — when appropriate — to begin the process of returning capital to members on a pro-rata basis. We do not anticipate the return of capital to begin until at least late 2009.

State of the Fund
January 2009

V. IMH’s Advantages: A Recap
     The Fund is not saddled with leverage. Because of this fact, we have options and tools available that allow us to conduct our business strategically. Unlike banks and leveraged funds, we do not anticipate being forced to sell our collateral or foreclosed real estate in a depressed market in order to generate liquidity. By necessity, banks rely on leverage, and because they must account for the pressures they receive from regulatory “margin calls,” banks are anything but strategic sellers.
     In contrast, when IMH evaluates a loan for origination or extension, we recognize that our loan amount is ultimately our purchase price, should a borrower default and we elect to take back the property through foreclosure. As a practice, we incorporate greater discounts into real estate valuations than do traditional banks.
     As a strategic lender and seller, IMH expects not to sell in the short time frame associated with today’s valuations, as these valuations reflect reliance on a market absent of capital market liquidity and require historically high risk-adjusted returns. Because we have a portfolio free of both leverage and the threat of margin calls, IMH believes it can afford to be a strategic seller and divest properties over the course of a market-reasonable time frame. Cash discounts in the current market are severe. However, we believe we have the ability to negotiate more favorable sales prices for our properties because we are willing to provide financing. Given the fact that we can provide terms, we believe we are generally able to command a better price than if we were forced to take a cash discount. However, we have limited financial resources and therefore our ability to execute may also be limited.
VI. IMH Secured Loan Fund: A Publicly Reporting Company
     IMH is currently preparing its year-end financial statements. This process includes management’s valuation of the Fund’s assets and portfolio. As part of the valuation process, management has also contracted with Cushman & Wakefield, a national commercial real-estate brokerage and valuation firm, to perform current valuations on approximately half of the assets in the portfolio. These loans and properties were selected on the basis of size, year of origination, asset class, and the market in which the real estate is located. These “fair value” valuations of the underlying collateral at today’s high risk-adjusted returns are currently being conducted. In accordance with current fair-value and other accounting requirements, based on today’s “fair value” of such assets and in light of the less-than-favorable real estate market, we anticipate a significant increase in the Fund’s provision for credit-loss allowance in the fourth quarter. This allowance will likely include reserves for downward adjustments in the carrying value of loans expected to move to real estate owned (“REO”) status upon foreclosure.
     We believe, however, that these non-cash valuation allowances and charges are not necessarily indicative of any actual losses in the portfolio that we expect to ultimately realize. We expect the market to recover, and, when it does, the valuation allowance on the loan portfolio will be adjusted accordingly. For REO properties, any changes in carrying value or gains that we ultimately expect to realize will only be recorded when we eventually dispose of such assets.
     Our independent registered public accounting firm, BDO Seidman LLP, is currently conducting the year-end audit of the IMH Secured Loan Fund financial statements. BDO Seidman is a national public accounting firm with 37 United States offices and a professional staff of approximately 2,400.

State of the Fund
January 2009

IMH’s Core Philosophy: Worth Repeating in the Current Economic Environment
     We believe that 2009 will be a year of regrouping and forging ahead into unchartered territory. We are maintaining a steady course. So, too, what remains clear, unequivocal, and constant are the IMH investment objectives:
Rule 1: Don’t lose the money.
Rule 2: Don’t lose the money.
Rule 3: Don’t forget Rule 1 and Rule 2.
     Our decisions concerning the IMH Secured Loan Fund will be governed accordingly in 2009. We will endeavor to provide monthly returns to our investors, while positioning Fund assets such that the return of Fund principal can ultimately be accomplished.
     We remain grateful for the confidence so many members have expressed to us, and especially so during these challenging past one hundred days. We will continue to communicate with you in a timely manner and to provide you with current and accurate information on the IMH Secured Loan Fund.
My very best,

Shane Albers

Chairman and CEO

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future obligations, future loan performance, business trends and other information that is not historical information.  When used in this document, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “assumes,” “may,” “should,” “will,” “principals,” and “philosophies” and variations of such words or similar expressions are intended to identify forward-looking statements.  All forward-looking statements, including, without limitation, the matters discussed above and in the reports we file with the Securities and Exchange Commission, including those under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” are based upon our current expectations, beliefs, projections and assumptions.  Our expectations, beliefs, projections and assumptions are expressed in good faith and we believe there is a reasonable basis for them.  However, there can be no assurance that our results of operations will meet the expectations set forth in our forward-looking statements.  For a detailed description of cautionary factors that may affect our future results, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q.  Further, the forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.